Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-133396) of LaserLock Technologies, Inc. and its subsidiary of our report dated July 13, 2012, with respect to the consolidated balance sheets of LaserLock Technologies, Inc. and its subsidiary as of December 31, 2011, 2010, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the each of the years in the four-year period ended December 31, 2011 and for the period from November 10, 1999 (date of inception) to December 31, 2011, which appears in the December 31, 2011, 2010, 2009 and 2008 Annual Report on Form 10-K of LaserLock Technologies, Inc. and its subsidiary.

/s/ ASHER & COMPANY, Ltd.

Philadelphia, Pennsylvania

July 13, 2012